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                               STATE FARM FUNDS
                      INDIVIDUAL RETIREMENT ACCOUNT PLAN
                          CUSTODIAL ACCOUNT AGREEMENT

INTRODUCTION

  The Participant and The Peoples Bank, Bloomington, Illinois (hereinafter referred to as "Custodian"), by signing the Application have created this Custodial Account Agreement (hereinafter referred to as the "Agreement"). The Application is hereby made a part of this Agreement.

  This Agreement has been established in accordance with the State Farm Funds Individual Retirement Account Plan (hereinafter referred to as the "Plan"). In the event of any conflict between the provisions of the Plan and those of this Agreement, the latter shall prevail.

  Participation in the Plan is limited to individuals who qualify to purchase shares in the State Farm Funds, i.e. Agents and Employees of the State Farm Insurance Companies and their family members. In the event the Participant becomes ineligible to purchase shares in the State Farm Funds, no additional contributions may be made to the Custodial Account established under this Agreement until the Participant again becomes eligible to purchase such shares.

  The Custodial Account is intended to qualify as an "individual retirement account" within the meaning of section 408 of the Internal Revenue Code of 1986, as amended or any successor statute. The Participant has made an initial contribution (or authorized a compensation deduction) to the Custodial Account as indicated on the Application. The Participant and Custodian agree that the terms and conditions of the Custodial Account are as set forth in this Agreement.

ARTICLE I DEFINITIONS

1.1 Participant means the individual who has signed the Application and makes contributions in the manner prescribed herein.

1.2 Custodian means the The Peoples Bank, Bloomington, Illinois, and any successor thereto as herein provided.

1.3 State Farm Fund or State Farm Funds means the Investment Company or Companies specified in the Application, in which assets of the Plan may be invested; provided that no Investment Company will be deemed available for investment hereunder (i) prior to the date the prospectus for such Investment Company discloses such availability, or (ii) with respect to any Participant who resides in any state with respect to which shares of the Investment Company are not available for sale.

1.4  Shares means shares of common stock of the State Farm Funds.

1.5 Plan means the State Farm Funds Individual Retirement Account Plan and any amendments thereof.

1.6  Plan Sponsor means State Farm Interim Fund, Inc.

ARTICLE II ESTABLISHMENT OF PARTICIPANT'S CUSTODIAL ACCOUNT

2.1 The Custodian shall establish and maintain a Custodial Account for the sole benefit of Participant and his/her Beneficiaries. The Custodial Account shall be kept in a manner which will permit an accurate determination of the contributions and any other transactions made by the Participant. The Participant shall promptly notify the Custodian in writing of any change in Participant's name or address.

ARTICLE III CONTRIBUTIONS

3.1 ACCEPTANCE OF CONTRIBUTIONS. The Custodian may accept contributions by check or compensation deduction as deposits to the Custodial Account from or on behalf of Participant, except as limited by paragraphs 3.2 and 3.3 of this Article.

3.2 AMOUNTS OF CONTRIBUTIONS. Except in the case of a Rollover Contribution, the Custodian will not accept contributions from or on behalf of the Participant in excess of $2,000 for any taxable year of the Participant. Contributions for a given taxable year may be made during such year or not later than the time prescribed by law for filing Participant's Federal income tax return for such taxable year (not including extensions of time for filing). All contributions (except Rollover Contributions as described in Section V of the Plan) must be made by check or compensation deduction and are subject to the minimum investment requirements established by the State Farm Funds. Contributions shall be invested pursuant to written instructions on a form provided (or permitted) by the Custodian specifying the State Farm Fund in which they are to be invested. If the Participant becomes ineligible to purchase Shares of the State Farm Funds in accordance with eligibility rules established from time to time by the State Farm Funds, the Custodian shall not accept contributions to the Custodial Account during the period of such ineligibility.

3.3 ROLLOVER CONTRIBUTIONS. The Custodian may accept Rollover Contributions as a deposit to the Custodial Account, as described in Section V of the Plan. The Participant shall execute such forms as the Custodian may require describing the source of the Rollover Contribution.

ARTICLE IV NONFORFEITABLE

4.1 The interest of the Participant in the balance in the Custodial Account shall at all times be nonforfeitable, but shall be subject to the fees, expenses and charges described in Article VII.

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ARTICLE V INVESTMENT OF ASSETS OF CUSTODIAL ACCOUNT

5.1 INVESTMENT OF CONTRIBUTIONS. The Custodian shall invest all contributions in Shares of the State Farm Funds as directed by Participant on a form provided or permitted by the Custodian. If such directions are not received by Custodian; or are received but are, in the opinion of the Custodian, unclear; or if the accompanying contribution exceeds $2,000 and is not identified as a Rollover Contribution; or if the Participant is ineligible to purchase Shares; the Custodian may hold or return all of the contribution uninvested without liability for loss of income or appreciation and without liability for interest pending receipt of proper instructions or clarification.

5.2 CHANGE OF INVESTMENT. A Participant (or a Beneficiary of a deceased Participant) may change the State Farm Fund in which his/her account is invested by filing with the Custodian directions on such form as is provided or permitted by the Custodian at such times as the Participant (or a Beneficiary of a deceased Participant) shall deem appropriate. No such change of investment shall be effective until received by the Custodian and, once effective, shall remain in effect until properly changed.

5.3 DIVIDENDS AND DISTRIBUTIONS. All income dividends and capital gain distributions received in respect of Shares held in the Custodial Account shall be reinvested in Shares of the State Farm Funds from which they were received and such Shares shall be credited to the Custodial Account. Such reinvestment shall be made on the date specified by the State Farm Funds for reinvestment of the distributions. If any distributions may be received at the election of the shareowner in additional Shares or in cash, the Custodian shall elect to receive such distributions in additional Shares.

5.4 REGISTRATION AND OWNERSHIP OF SHARES. Shares acquired by the Custodian shall be registered in the name of the Custodian or its nominee. The Custodian shall deliver, or cause to be delivered, to Participant all prospectuses, confirmations, notices, reports or other material as may be required under applicable securities laws. The Custodian shall not vote any such Shares except in accordance with written instructions received from Participant.

5.5 MISCELLANEOUS (a) The Custodian does not undertake to render any investment advice to the Participant. The responsibility of the Custodian to invest in Shares is not an endorsement of any State Farm Fund.

     (b) Anything to the contrary notwithstanding, no part of the assets of the Custodial Account shall be invested in life insurance contracts; nor may the assets of the Custodial Account be invested in collectibles as defined in Section 408(m) of the Internal Revenue Code; nor may the assets of the Custodial Account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)
     (5) of the Internal Revenue Code).

ARTICLE VI PAYMENT OF BENEFITS

6.1 DISTRIBUTIONS. The entire interest of the Participant in the Custodial Account must be, or commence to be, distributed no later than April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2. Not later than such time, the Participant may elect, in a form and at such time as may be acceptable to the Custodian, to have his/her interest in the Custodial Account distributed in the manner provided in Section IV of the Plan. If the Participant fails or is unable to elect one of the methods of distribution described in Section IV of the Plan on or before April 1 of the calendar year following the calendar year in which Participant attains age 70 1/2, then the Custodian shall make such distribution of benefits to Participant in a single sum payment in cash or Shares at the sole discretion of the Custodian.

6.2 PAYMENT ON DISABILITY. If the Participant becomes disabled (as defined in section 72(m)(7) of the Internal Revenue Code or any successor provision), the Custodian shall distribute the Participant's interest in the Custodial Account in the manner provided in paragraph 4.8 of the Plan.

6.3 PAYMENT ON DEATH. If Participant dies before distribution of his/her interest has begun, or if Participant dies after distribution has commenced but before the entire interest has been distributed, the Custodian shall distribute the remaining interest in the Custodial Account in the manner provided in paragraph 4.6 of the Plan.

6.4 PREMATURE DISTRIBUTION. Before any distribution is made from the Plan to a Participant who has not attained age 59 1/2 (except in the case of the Participant's death or disability as defined in section 72(m)(7) of the Internal Revenue Code), the Participant must furnish the Custodian with a declaration of his/her intentions as to the disposition of the amount to be distributed.

6.5 EXCESS CONTRIBUTIONS. Anything herein to the contrary notwithstanding, if the Custodian should at any time receive written notice from the Participant that any contribution made by or on behalf of the Participant was an Excess Contribution (as described in section 408(d)(4) of the Internal Revenue Code) and Participant directs that such Excess Contribution should be distribted to him/her, the Custodian shall distribute to the Participant from the Custodial Account the amount of such Excess Contribution and, if withdrawn pursuant to section 408(d)(4) of the Internal Revenue Code, the net income attributable thereto in Shares or cash, in the sole discretion of the Custodian.

6.6 LOSS OF EXEMPTION. On written notice from the Participant or the Internal Revenue Service to the Custodian that for any taxable year the Participant's account has lost its exemption, including loss of exemption as provided in section 408(e)(2) of the Internal Revenue Code, the Custodian shall, on or before the close of the ninety-day period beginning with the date of the receipt of such notice, distribute to such Participant the Participant's entire interest in the Custodial Account in Shares or cash in the sole discretion of the Custodian. The Custodian is authorized, however, to reserve funds as described in paragraph 10.1.

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6.7  CONFIRMATIONS. The Custodian will confirm to the Participant the redemption of Shares made pursuant to any distribution from the Custodial Account.

ARTICLE VII CUSTODIAN FEES AND EXPENSES OF THE ACCOUNT

7.1 ANNUAL MAINTENANCE FEE. For maintaining this Custodial Account, the Participant shall pay the Custodian an Annual Maintenance Fee of $1.00. With the consent in writing of the Plan Sponsor, the Custodian may change the Annual Maintenance Fee from time to time on at least forty-five (45) days' notice in writing to the Participant.

7.2 PAYMENT OF FEES AND EXPENSES. Any income, gift, estate, inheritance taxes and other taxes of any kind whatsoever that may be levied upon or assessed against or in respect of the Custodial Account, the Annual Maintenance Fee, and all administrative expenses incurred by the Custodian in the performance of its duties, including fees for legal services rendered to the Custodian, shall be paid from the assets of the Custodial Account. The Custodian may, at its option, collect any amounts so charged from the amount of any contribution or distribution from the Custodial Account or by sale or liquidation of the Shares credited to the Custodial Account and, if the assets of the Custodial Account are insufficient to satisfy such charges, the Participant shall pay any deficit therein to the Custodian.

ARTICLE VIII REPORTING AND DISCLOSURE

8.1 INFORMATION. The Participant agrees to provide information to the Custodian at such time and in such manner and containing such information as may be necessary for the Custodian to prepare any reports required by the Internal Revenue Service.

8.2 REPORTS. The Custodian agrees to submit reports to the Internal Revenue Service and the Participant at such time and in such manner and containing such information as is prescribed by the Internal Revenue Service.

ARTICLE IX ADDITIONAL PROVISIONS REGARDING THE CUSTODIAN

9.1 CUSTODIAL ACCOUNT STATEMENTS. The Custodian shall keep accurate and detailed records of all transactions it is required to perform hereunder. Within sixty (60) days after the close of each calendar year (or after the Custodian's resignation or removal pursuant to Article X hereof), the Custodian shall deliver to the Participant a written statement of the transactions effected by the Custodian during such year (or period ending with such resignation or removal) and the fair market value of the assets of the Custodial Account as of the close of such year. Upon expiration of the sixty (60) day period following the date on which the foregoing statement is delivered by the Custodian, the Custodian shall (to the extent permitted by applicable law) be forever released and discharged from all liability and accountability to anyone with respect to its acts in transactions shown on or reflected by such statement, except with respect to any such acts or transactions as to which the Participant has filed written objections with the Custodian within the sixty (60) day period. Nothing herein contained shall be deemed to preclude the Custodian from its right to have its accounts judicially settled by a court of competent jurisdiction.

9.2 MISCELLANEOUS. The Custodian shall not be liable and assumes no responsibility for the collection of contributions provided for under the Plan, the deductibility of any contributions, the purpose or propriety of any distribution made pursuant to Article VI hereof, or any other action taken at a Participant's direction, nor shall the Custodian have any duty or responsibility to determine whether information furnished by a Participant is correct. To the extent permitted by Federal law, nothing contained in the Plan, either expressly or by implication, shall be deemed to impose any powers, duties or responsibilities on the Custodian other than those set forth in this Agreement.

     The Custodian shall be indemnified and saved harmless by the Participant from any and all liability whatsoever which may arise in connection with this Agreement, except the obligation of the Custodian to perform in accordance with the Agreement and with the applicable Federal law.

     The Custodian shall be under no duty to take any action other than as herein specified with respect to the Custodial Account unless the Participant shall furnish the Custodian with instructions in proper form and such instructions shall have been specifically agreed to by the Custodian. The Custodian shall be under no duties to defend or engage in any suit with respect to the Custodial Account unless the Custodian shall have first agreed in writing to do so and shall have been fully indemnified to the satisfaction of the Custodian. The Custodian shall be protected in acting upon any written order or direction from a Participant or any other notice, request, consent, certificate or any other instrument believed by it to be genuine and to have been properly executed and, so long as it acts in good faith, in taking or omitting to take any other action.

     Before making any distribution in the case of the death of the Participant, the Custodian shall be furnished with such certified death certificates, inheritance tax releases, indemnity agreements and other documents as may be required by the Custodian. Before making any distribution in the case of the disability of a Participant, the Custodian shall be furnished with proof of disability.

     The Custodian shall be an agent for the Participant to receive and invest contributions as directed by the Participant, hold and distribute such investments, and keep adequate records and report thereon, all in accordance with this Agreement. The parties do not intend to confer any fiduciary duties on the Custodian, and none shall be implied. The Custodian may perform any of its duties through other persons designated by the Custodian from time to time, and the Custodian intends initially to delegate all such duties to State Farm Investment Management Corp. No such delegation or future change therein shall be considered as an amendment to this Agreement.

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ARTICLE X RESIGNATION OF OR REMOVAL OF CUSTODIAN

10.1 The Custodian may resign at any time upon at least thirty (30) days' notice in writing to the Participant and to the Plan Sponsor, and Custodian and Participant agree that the Plan Sponsor may remove the Custodian at any time upon at least thirty (30) days' notice in writing to the Custodian and Participant. Upon such resignation or removal, the Plan Sponsor shall appoint a Successor Custodian. Upon receipt by the Custodian of a written acceptance of such appointment by a Successor Custodian, the Custodian shall transfer to such Successor the assets of the Custodial Account and all records pertaining thereto. The Custodian is authorized, however, to reserve such a portion of such assets as it may deem advisable for payment of all its fees, compensation, costs and expenses or for payment of any other liabilities constituting a charge on or against the assets of the Custodial Account or on or against the Custodian, with any balance of such reserve remaining after the payment of all such items to be paid over to the Successor Custodian. The Successor Custodian shall hold the assets paid over to it under the terms of this Agreement.

10.2 The Custodian shall not be liable for the acts or omissions of any Successor Custodian.

10.3 The Custodian and every Successor Custodian appointed to serve under this Agreement, must be a bank as defined in section 408(n) of the Internal Revenue Code or such other person who demonstrates to the satisfaction of the Secretary of the Treasury or his delegate that the manner in which such other person will administer the Custodial Account will be consistent with the requirements of section 408 of the Internal Revenue Code.

10.4 After the Custodian has transferred the Custodial Account assets (including any reserve balance as contemplated above) to the Successor Custodian, the Custodian shall be relieved of all further liability with respect to this Agreement, the Custodial Account and the assets thereof.

ARTICLE XI TERMINATION OF CUSTODIAL ACCOUNT

11.1 TERMINATION BY CUSTODIAN. The Custodian may elect to terminate the Custodial Account if, within sixty (60) days after its resignation or removal pursuant to Article X, the Plan Sponsor has not appointed a Successor Custodian which has accepted such appointment. Termination of the Custodial Account shall be effected by distributing to Participant all assets of the Custodial Account in a lump-sum payment in cash or Shares, at the sole discretion of Custodian, subject to Custodian's right to reserve funds as described in paragraph 10.1.

11.2 TERMINATION BY PARTICIPANT. The Participant may elect to terminate the Custodial Account at any time, provided such election is made concurrently with Participant's election to terminate the Plan pursuant to paragraph 9.2 of the Plan. Participant shall give written notice of his/her election to terminate the Custodial Account to the Custodian by registered or certified mail. After receipt of such notice, the Custodian shall terminate the Custodial Account and distribute all assets in the Custodial Account pursuant to directions furnished by Participant and agreed to by Custodian. If Participant fails or is unable to furnish such directions, the Custodian shall distribute to Participant all assets of the Custodial Account in a lump-sum payment in cash or Shares, at the sole discretion of Custodian, subject to Custodian's right to reserve funds as described in paragraph 10.1.

11.3 TERMINATION OF AGREEMENT. Upon distribution of all assets of the Custodial Account in accordance with the provisions of paragraphs 11.1 or 11.2, this Agreement shall terminate and have no further force and effect. The Custodian shall be relieved from all further liability with respect to this Agreement, the Custodial Account and all assets thereof so distributed.

ARTICLE XII AMENDMENT

12.1 Subject to the provisions of paragraphs 12.2, 12.3, and 12.4, the Participant and Custodian agree that the Plan Sponsor may, at any time, unilaterally amend this Agreement in any respect (including retroactive amendments). Any such Amendment shall be effective on a stated date which shall be at least sixty (60) days after giving written notice of the Amendment (including its exact terms) to Participant and Custodian. The Participant and Custodian shall be deemed to have consented to such Amendment unless, within thirty (30) days after the notice to Participant and Custodian is mailed, either (i) Participant elects to terminate the Custodial Account as provided under Article XI, or (ii) Custodian elects to resign as provided in Article X.

12.2 No amendment shall be made at any time under which any part of the Custodial Account may be diverted to purposes other than for the exclusive benefit of Participant and his/her Beneficiaries.

12.3 No amendment shall be made retroactively in a manner so as to deprive any Participant of any benefit to which he/she was entitled under this Agreement by reason of contributions made before the Amendment, unless such Amendment is necessary to conform the Plan or Agreement to, or satisfy the requirements of, the Internal Revenue Code or other applicable law.

12.4 No amendment shall place any greater burden on the Custodian without its written consent.

12.5 This Article XII shall not be construed to restrict the freedom of the Custodian to change the Annual Maintenance Fee in the manner provided in
     Article VII, and no such change shall be deemed an Amendment of this Agreement.

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ARTICLE XIII MISCELLANEOUS

13.1 Not withstanding any other paragraphs of this Agreement, paragraphs 3.1, 3.2, 3.3 and 5.5(b) and this sentence shall be controlling. Furthermore, any provision of this Agreement shall be wholly invalid if it is inconsistent, in whole or in part, with section 408(a) of the Internal Revenue Code and the regulations thereunder.

13.2 Any notice, report or material required to be delivered by the Custodian to the Participant shall be deemed delivered and effective on the date mailed by the Custodian to the Participant at the Participant's last address of record filed by the Participant with the Custodian.

13.3 This Agreement and Beneficiary Designations, and all property rights, including rights to distributions after the death of the Participant, under the Plan, shall be construed in accordance with the laws of the State of Illinois, other than its laws with respect to the choice of laws.

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